Michael Glazer

Partner

+1. 213.680.6646

michael.glazer@morganlewis.com

Morgan, Lewis & Bockius LLP

355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071-3106

Tel. 213.680.6646

Fax: 213.830.8605

www.morganlewis.com

December 23, 2014

American Funds Target Date Retirement Series
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to American Funds Target Date Retirement Series, a Delaware statutory trust (the “Trust”), in connection with Post- Effective Amendment Number 19 to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (“SEC”) on or about January 1, 2015 (the “Registration Statement”), with respect to the issuance of Class A, B, C, F-1, F-2, R-1, R-2, R-2E, R-3, R-4, R-5 and R-6 shares of beneficial interest (collectively, the “Shares”) of the American Funds 2060 Target Date Retirement Fund (the “Fund”), a series of the Trust. The Trust is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, as further amended and restated from time to time (the “Declaration”);
(b)	A copy of the By-Laws of the Trust (the “By-Laws”);
(c)	A copy of certain resolutions duly adopted by the current Board of Trustees of the Trust at a duly called meeting on September 17, 2014 at which a quorum of the members of the Board was present and acting throughout, approving the issuance of the shares of beneficial interest of the Fund (the "Resolutions");
(d)	A proof, received on December 22, 2014, of the Registration Statement; and
(e)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the By-Laws, the Resolutions, and the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the proof referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Declaration, the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the State of Delaware, as applied by courts located in Delaware (other than Delaware securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration and the By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP Morgan, Lewis & Bockius LLP

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